Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Titan International, Inc. of our report dated February 25, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidating financial information discussed in Note 31 which is as of November 2, 2010 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Titan International, Inc.’s Current Report on Form 8-K dated November 2, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Saint Louis, Missouri
November 2, 2010

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